Exhibit 99.1

Contact:	Beverly Dozier
(334) 636-5424

UNITED SECURITY BANCSHARES, INC. ANNOUNCES NAME CHANGE

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THOMASVILLE, AL – October 10, 2016 – United Security Bancshares, Inc. (NASDAQ: USBI) (the “Company”), today announced that it will change its corporate name to First US Bancshares, Inc., effective Tuesday, October 11, 2016. The name change is part of an overall rebranding effort for the Company and its banking subsidiary, First US Bank.

“Our recent rebranding of First US Bank has been met with an overwhelmingly positive response, and we seek to increase our name recognition as we expand into new markets by more closely aligning the name of our holding company with the name of our bank,” commented James F. House, President and Chief Executive Officer of the Company.

The Company’s common stock will continue to trade on the Nasdaq Capital Market under the new ticker symbol “FUSB” beginning on October 11, 2016. Outstanding certificates for shares of the Company's common stock will continue to be valid and need not be exchanged.

About United Security Bancshares, Inc.

United Security Bancshares, Inc. is a bank holding company that operates banking offices in Alabama through First US Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the bank’s and ALC’s consumer loan customers.

Forward-Looking Statements

This press release may contain forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based on current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to loan demand, growth and earnings potential, geographic expansion and the adequacy of the allowance for loan losses for the Company, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy generally and in the Bank’s and ALC’s service areas, the availability of quality loans in the Bank’s and ALC’s service areas, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

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